Exhibit 4.15

AGREEMENT FOR ACCREDITOR PARTICIPATION

IN ELO PAYMENT ARRANGEMENTS

The present Agreement for Accreditor Participation in Elo Payment Arrangements (“Agreement”) is entered into by and between:

I.

ELO SERVIÇOS S.A., a business corporation duly incorporated and operating under the laws of the Federative Republic of Brazil, with headquarters at Alameda Xingu, no. 512, 5th floor, Alphaville, in the City of Barueri, State of São Paulo, ZIP CODE (CEP): 06455-030 and enrolled at the Corporate Taxpayer Registry of the Ministry of Finance (“CNPJ/MF”) under no. 09.227.084/0001-75 (“Elo”); and

II.

PAGSEGURO INTERNET S.A., a corporation duly incorporated and validly operating under the laws of the Federative Republic of Brazil, with headquarters at Avenida Brigadeiro Faria Lima, no. 1.384, 4th floor (Part A), in the City of São Paulo, State of São Paulo, CEP 01451-001 and enrolled at CNPJ/MF under no. 08.561.701/0001-01 (“Participant”),

Elo and the Participant, herein represented by their legal representative(s) identified in the page of signatures of the present instrument, are hereinafter jointly referred to as “Parties” and, individually, as “Party”.

WHEREAS:

(i)

Elo is an institutor of payment arrangements, as defined in Law 12.865/2013 and in the Circular 3.682/2013, currently in the process of authorization with the Central Bank of Brazil (“Central Bank”) to perform the activity of institutor of Elo Payment Arrangements;

(ii)	The Participant is a payment institution, as defined in Law 12.865/2013 and in Circular 3.885/2018;

(iii)	Elo wishes the Participant to be part of Elo Payment Arrangements, in the quality of Accreditor;

(iv)	The Participant wishes to participate in Elo Payment Arrangements, in the quality of Accreditor, observing the terms of the Regulations.

THAT SAID, the Parties resolve to enter into the present Agreement, to be governed by the following clauses and conditions:

CLAUSE I

Definitions and Rules of Interpretation

1.1.    For all the purposes and effects of the Agreement, the expressions and terms defined, starting with capital letters shall have the meanings indicated in the Glossary and in the Regulations.

1.2.	The Agreement shall be governed and interpreted in accordance with the following principles:

1.2.1.    The headings and titles of the Agreement only serve for reference convenience and shall not limit or affect the meaning of the clauses or items which they apply to.

1.2.2. The terms “inclusive”, “including” and other similar terms shall be interpreted as if they were accompanied by the sentence “merely as an example” and “without limitation”.

1.2.3.    Whenever required by the context, the definitions contained in the Agreement and in the Glossary shall be applied both in the singular and in the plural and the masculine gender shall include the feminine and vice versa, without changing their meaning.

1.2.4.    References to any document or Law include all their amendments, substitutions and consolidations and respective complements, except when otherwise expressly provided for.

1.2.5.    Except if otherwise expressly provided for in the present Agreement, references to items or attachments apply to items and attachments of the Agreement.

1.2.6.    All the references to any Parties include their successors, representatives and assignees authorized by Law or contractual instrument, as applicable.

1.2.7.    All the deadlines provided for in the present Agreement shall be counted as foreseen in article 132 of the Civil Code, disregarding the starting day and including the final day.

CLAUSE II

Object of the Agreement

2.1.     Subject to the clauses and conditions of the present Agreement, the Participant herein agrees to participate of the Elo Payment Arrangements, in the condition of Accreditor, being responsible for, without managing the Payment Account, providing services of accreditation and maintenance of ECs and participating in the processing and liquidation of transactions carried out with the Payment Instruments, in conformity with the technical specifications which are part of the Arrangement Manuals, and subject to the terms and conditions of the Regulations (“Services”).

2.1.1. In addition to the provisions under the present Agreement, the Participant represents to have understood that all the provisions of the Regulations apply to the document of adhesion delivered to it on the date of signature of the present Agreement. In case in the future any conflict between the provisions in the Regulations and the Participant business model occurs, the latter can terminate the Agreement under the terms of clauses 5.4, 10.1 and 10.4.

CLAUSE III

Participant Remuneration Fee

3.1.    The Participant shall be entitled to receive remuneration applicable in accordance with the Arrangement Manuals, specifications, bulletins and other documents on the matter.

3.2.    The remunerations due by the Participant to Elo are provided for in the Manual of Tariffs.

CLAUSE IV

Rights/Obligations

4.1.    Without prejudice to the other rights provided for in the present Agreement, in the Regulations and in the Arrangement Manuals, the Participant rights are:

(i)	to collect tariffs for the services provided to ECs, respecting the regulations applicable;

(ii)

participate of the Elo Payment Arrangements, pursuant to the non-discriminatory general rules contained in the Regulations, respecting the freedom of the business models and the applicable laws and regulations;

(iii)	to receive from the ECs the contractually agreed amounts relative to the Purchase Payment Transactions carried out;

(iv)	exercise the rules and rights provided for in Chapter VII—Reasons for Rejection and Return of the Payment Transactions of the Regulations; and

(v)

conduct, at its expenses, by means of a third party contracted and duly qualified, annual audits, between the months of September and November, for verification of the compliance, by Elo, with the obligations of segregation and protection of its technological infrastructure, in the hypothesis of outsourcing of the processing services under Elo’s responsibility.

4.1.1.    To exercise the right mentioned in item (v) above, the Participant must inform its intention to Elo, upon previous notice within a minimum of 30 (thirty) days in advance.

4.2.    Without prejudice to the other obligations provided for in the present Agreement, the Participant binds itself to observe and comply with the terms and conditions of the Regulations and of the Arrangement Manuals, including, but not limited to the obligation of:

(i)	being a Payment Institution, as defined in Law no. 12.865 of October 09, 2013 and in Circular no. 3.885 of March 26, 2018;

(ii)

respect the rights, duties and responsibilities set forth in Chapter IX—Responsibilities within the Framework of the Arrangement; Section II—Among Participants of Elo Payment Arrangements of the Regulations;

(iii)

meet the minimum requirements set forth in Chapter XI—Modality of Participants of the Regulations, Section II—Requirements to become a Participant, Section III—Criteria and General Participation Requirements for Issuers and Participants, Section IV—Criteria and Requirements for each Modality of Participant, Sub-section IV—Participants, of the Regulations;

(iv)

adopt an adequate structure to manage the risks incurred within the framework of the Elo Payment Arrangements, under the terms of Chapter XII—Risks Incurred by the Participants of the Regulations and under the terms of the regulations in force;

(v)	respect the responsibilities provided for in Chapter VII—Reasons for Rejection and Return of Payment Transactions, of the Regulations;

(vi)

send information on the Purchase Payment Transaction, as provided for in Chapter XIII—Operating Aspects within the Framework of Elo Payment Arrangements, Section IV—Conciliation of information between the Participants, of the Regulations;

(vii)

adopt and maintain a structure dedicated to the detection, investigation, monitoring and reporting of transactions involving fraud, foreign exchange frauds, money laundering and financing to terrorism or other illegal activities related to the provision of its services, subject to the guidelines set forth in the Policy of Prevention against Money Laundering and Anti-Terrorism, under the terms do Chapter XIII—Operating Aspects within the Framework of Elo Payment Arrangements, Section V—Prevention to foreign exchange fraud, money laundering and combat to the financing of terrorism, of the Regulations;

(viii)

notify the competent authorities, under the terms of the legislation and regulations applicable, with respect to the measures to be taken as a result of suspects of foreign exchange fraud, money laundering and financing to terrorism or any other suspect activities related to the provision of its services, as well as to cooperate with Elo and governmental or regulatory authority, to the extent of the legal requirements applicable, in the investigation of any suspect or confirmed activity of money laundering, financing to terrorism, fraud or any other suspect activities related to the provision of its services. Upon Elo’s request, immediately investigate any suspect or confirmed activity, including of any EC which Elo suspects to be involved in activities of such nature;

(ix)

report to Elo and including to the authorities, the results of any investigation requested and adopt immediate corrective measures in case it becomes aware, in any way, that a fraud is imminent, probable or ongoing;

(x)	upon Elo’s request, to make sure that any EC associated to the activities forbidden by the Regulations, Manuals and Elo Policies has its agreement immediately terminated;

(xi)

notify Elo, in writing, within up to 10 (ten) days, preferably by e-mail, about the receipt of notification or judgment which deals about the past or future performance of any of the accredited ECs, in relation to any of their obligations or duties provided for in the present Agreement or in the Arrangement Manuals, for violation, or act which can reasonably be characterized as violation to any legal requirement, including to regulatory approval, specifically, in case it becomes aware of, when this interferes with or prevents the performance of Elo or of any of its commercial partners;

(xii)

be responsible, before the regulatory, administrative and legal bodies, either national and international, under the terms of the legislation and regulations in force, for compliance with its obligations relative to prevention and combat to money laundering and Financing to Terrorism and “know your client—KYC” policies, of the ECs accredited by it;

(xiii)

to adopt mechanisms capable of ensuring the security of the information related to Payment Transactions, under the terms of the legislation in force and in line with Chapter XIII—Operating Aspects within the Framework of Elo Payment Arrangements, Section VII—Information Security, of the Regulations, according to PCI certification and respecting the state of the art of the technology;

(xiv)

to adopt a structure capable of assuring business management and continuity within the framework of the Elo Payment Arrangements, under the terms of Chapter XIII—Operating Aspects within the Framework of Elo Payment Arrangements, Section VI—Management of Business Continuity, of the Regulations;

(xv)	to comply with the obligations related to the use of Elo Brand, under the terms of the Manual of Operating Rules and of Chapter XIV—Rules on the Use of the Brand, of the Regulations;

(xvi)

to ensure interoperability with the other Participants and payment arrangements either integrating or not the Brazilian Payment System, whenever applicable, under the terms of Chapter XV—Interoperability Mechanisms, Section I—Interoperability among Participants, of the Regulations;

(xvii)	carry out the accreditation of the ECs, provide structure for the processing of Purchase Payment Transactions;

(xviii)

maintain a commercial relationship with the ECs, being responsible for obtaining all the ECs’ record information, as well as for the obligation to keep them up to date, based on the regulations in force and in line with the policies of verification of record information, validating the banking domicile data with the Domicile Institutions, making available the necessary information so that all processing and settlement, with the effective payment to the ECs, is properly carried out within the framework of the Elo Payment Arrangements;

(xix)

send the information for settlement to the Clearing and Settlement Clearing House according to the payment schedule of the establishments, rules and layouts defined by the Clearing and Settlement Clearing House;

(xx)	meet the payment position at the Clearing and Settlement Clearing House, to debit or to credit;

(xxi)	impose to ECs and Sub-accreditors observance to the Regulations and the Arrangement Manuals in whatever applicable to them, including with reference to information security;

(xxii)

carry out the payment to the EC, by means of the Clearing and Settlement Clearing House and/or Liquidation Between Arrangements (in case of interoperability, this shall take place under the terms defined in the regulation in force), respecting the deadline and the terms set forth in the Regulations and in the Arrangement Manuals;

(xxiii)

present the supporting documentation to the Issuer within the deadline required by Elo, in accordance with the rules applicable to cancellations, chargebacks and returns of Purchase Payment Transactions;

(xxiv)	definitely credit or debit the payment of the Purchase Payment Transaction to the EC, once the Chargeback is solved;

(xxv)	provide network services within the framework of Elo Payment Arrangements;

(xxvi)

refrain from practicing any non-competitive or discriminatory act in relation to Elo towards other flags, as well as any act that undermines Elo’s relationship with the EC and the relationship between the Participants of Elo Payment Arrangements, assuring security, protection of the economic interests, privacy and protection of ECs’ data;

(xxvii)	adhere to the Clearing and Settlement system, under the terms of Chapter V of the Regulations;

(xxviii)

provide Elo with all and any information for the good and faithful compliance with its obligations, sending the necessary files for execution of Elo’s activities, in the form and within the periodicity informed by Elo;

(xxix)

inform and make available to Elo, in the form and within the periodicity shown in the Regulations and Arrangement Manuals, the status of the settlements made and not carried out in the accounts of the ECs. For unrealized settlements, identify the inconsistency that generates the failure in settlement, provide the correction and resend the information for settlement;

(xxx)

send the analytical information to the Domicile Institutions to make the settlement operational, through and according to the guidelines of the Clearing and Settlement Clearing House, with payment information to the ECs, which shall be used by the Domicile Institutions exclusively for credit to the ECs, under the terms of the applicable legislation and, when applicable, of the Agreement of Domicile Institution Participation in Elo Payment Arrangements;

(xxxi)	participate in the process for settlement of the Purchase Payment Transactions as creditor before the Issuer, in accordance with the rules of Elo Payment Arrangements;

(xxxii)	comply with all the accessory obligations set forth in the regulations and in the legislation in force; and

(xxxiii)

not to discriminate the Elo Brand and any of its products, preventing selective authorization, as well as ensuring that no brand shall have more prominence and visibility than the Elo Brand in signaling relative to acceptance, except in promotional campaigns specific for the promotion of any brand, ensuring non-discriminatory access to the services and to the infrastructures necessary for the functioning of Elo Payment Arrangements.

4.3     Without prejudice to the other obligations foreseen in the present Agreement, the Parties bind themselves, for all and any purposes, not to give, offer, pay, promise, or authorize the payment of, directly or indirectly, any money or any valuable thing to any governmental authority, consultants, representatives, partners or any third parties, for the purpose of having influence on any act or decision of the public agent or of the government, or to ensure any undue advantage, or practice any act which violates the rules of the anti-corruption legislations (Law 12.846/2013).

4.4.    To ensure compliance with the obligations referred to in the present Agreement as well as those attributed to the Sub-Accreditor Participant, the Accreditor binds itself to provide, to the benefit of Elo, irrevocable and irreversible guarantees within the timing and in the form requested by Elo, pursuant to the procedures approved by Elo’s Credit Risk Committee.

4.5    Elo shall not practice any non-competitive or discriminatory act in relation to the Participant, relative to other accreditors, or any act which harms the relationship between the Participant with the EC and the isonomy between the Participants of Elo Payment Arrangements, ensuring the security, protection of economic interests, privacy and protection to Participant’s data.

4.6    Elo binds itself to immediately inform the Participant, about any change to the Regulations and keep the updated version of the Regulations in force available for consultation at the following address of the worldwide network of computers www.eloportal.com.br/.

CLAUSE V

Additional Obligations of the Participant

5.1.    Further to the other conditions and obligations provided for in the present Agreement, in the Regulations, Arrangement Manuals, Policies, specifications, bulletins and other documents issued by Elo, including by means of its website, the Participant recognizes the need to comply with the following obligations as a condition to receive and maintain the authorization for participation object of the present Agreement:

(i)

Comply with all the obligations assumed in the present Agreement, as well as respect the consumer protection and defense of competition norms, as well as the laws and regulations applicable to the activities performed by the Participants within the framework of the Elo Payment Arrangements;

(ii)

make available all the information necessary to comply with the applicable regulations, norms set forth by Elo, Arrangement Manuals, specifications, bulletins and other documents issued by Elo, including by means of its website;

(iii)	intermediate disputes with the ECs and Issuers, in case the Payment Transactions present any irregularity, under the terms of the Regulations;

(iv)

receive and analyze the disputes sent by the Issuers, as well as the pre-arbitration request, if necessary, with the due arguments or proving documentation and meet the regulatory deadline set by Elo and under the terms of the Arrangement Manuals;

(v)	ensure that the traffic and storage of the Elo Payment Instrument data, in whatever under its competence, comply with the applicable information security standards;

(vi)	observe and implement measures to mitigate the operational, credit and liquidity risks, as required under the regulations in force;

(vii)	endeavor its best efforts to promote and encourage the use of Elo Payment Instruments with the ECs;

(viii)

directly provide all the equipment, facilities and inputs, including those of a technological nature, necessary for the capture, authorization and settlement of the Purchase Payment Transactions, thus assuring the integrity of the systems of capture, authorization, processing, liquidation, rejection and return of the Purchase Payment Transactions, refraining from granting or allowing the use of security mechanisms of the Elo Payment Arrangements to third parties without the due authorization of Elo;

(ix)

provide the information and/or materials and documents requested by Elo and within the deadline required by Elo, subject to the obligations, the criteria of reasonability and proportionality and observing the terms of the present Agreement;

(x)	participate in the procedure for liquidation under the terms set forth and agreed in the present Agreement and in the Regulations;

(xi)	remain bound to payment of the Purchase Payment Transactions before the ECs, as set forth in the Regulations and in the present Agreement;

(xii)

forward to Elo, whenever operationally possible, all the information received from the ECs, relative to judicial decisions, notifications, notices which can be relevant for and/or which impact the liquidation procedure;

(xiii)	previously inform to Elo any changes in its headquarters and/or any substantial changes to its corporate structure, or to its direct or indirect control and/or corporate reorganization;

(xiv)

to keep periodical screenings of the ECs in order to verify their inclusion in the Office of Foreign Assets Control (OFAC) lists, immediately informing Elo about the existence of ECs that integrate such lists or that might come to integrate them;

(xv)	proceed to the immediate termination of agreements with ECs that are or can be included in the Office of Foreign Assets Control (OFAC) lists;

(xvi)

constitute the following processes, susceptible to audit: (a) fraud control process, (b) prevention to money laundering and combat to terrorism, (c) contingency and disaster recovery plan, (d) contingency plan; (e) information security; and (f) anti-corruption policies;

(xvii)

make it evident the compliance with Central Bank norms, including those related to the provision of guarantee, whenever requested by Elo, in order to prevent and/or mitigate the risks related to the possibility of default of the Purchase Payment Transactions as described in the Arrangement Manuals and in the Regulations;

(xviii)

refund Elo for all the expenses incurred, including lawyers’ fees, costs and possible convictions, due to the need to defend the interests of Elo, in judicial and/or extrajudicial actions directly filed by any third party due to the provision of the Participant’s services object of the present Agreement, provided that previously agreed by the Participant. Any modification to the conditions agreed on the guarantee shall result in termination of the present Agreement, without prejudice to the validity of the obligation to provide services and its respective payment;

(xix)	ensure the integrity of the systems of capture, authorization, processing, liquidation, rejection and return of Elo Payment Arrangement transactions; and

(xx)	ensure the security, protection of economic interests, non-discriminatory treatment, privacy and protection of the data of Commercial Establishments.

5.2. The Participant is forbidden to provide the services object of the present Agreement on a misleading, false form or otherwise to reflect negatively on the reputation of Elo’s brand and image, as well as that of any of the Participants of Elo Payment Arrangements and of Elo’s trading partners.

5.3    Elo binds itself, before the Participant, for the exercise of its activities, to comply with the provisions under the norms and in the Regulations in force, in special: (i) the provisions under Chapter IX—Responsibilities within the Framework of the Arrangement, section I—Between the Institutor of the Arrangement and its Participants; (ii) in Chapter XII—Risks Incurred by the Participants; (iii) Chapter XV—Interoperability Mechanisms and (iv) to inform the Participant, whenever allowed by the legislation and regulations in force, the carrying out/occurrence of frauds by the holders and/or Commercial Establishments.

CLAUSE VI

Representations, Rights and Warranties

6.1     The Participant hereby represents: (i) to have received a full copy of the Regulations and the Arrangement Manuals, with which it expressly agrees, assuring that it shall always observe and comply with their terms, obligations, conditions and requirements, and (ii) being aware that the Arrangement Manuals are subject to constant changes, which shall be available at Elo’s website, binding the Participant since the communication by Elo of its availability.

6.2.    Each Party is a company duly constituted and validly operating under the laws of Brazil and has full capacity, legal powers and authorizations to hold its own assets, conduct the business in which it is involved and comply with the obligations set forth in the present Agreement.

6.3.    Each Party authorized the signature, having the technical and operational capacity, powers and authorization necessary to deliver and comply with the present Agreement. No other corporate measure, including approval from the shareholders or from the management, by any of the Parties shall be required to authorize the signature and compliance with the present Agreement.

6.4.     The present Agreement constitutes a valid, binding and enforceable obligation between the Parties in accordance with its terms.

6.5.     The signature and compliance with the obligations by the Parties, as provided for in the present Agreement does not require obtaining any additional authorization from any third party or any Governmental Authority.

6.6.    The signature of the present Agreement shall not: (i) result in conflict or violation to any Law applicable to any of the Parties; (ii) rely upon any consent, approval or authorization by, notification to, or filing or registration with, any Person, entity, court, Governmental or Regulatory Authority, other than as expressly provided for in the present Agreement; (iii) result in violation, non-compliance, conflict nor shall it otherwise constitute, enable or result in the early expiration of any obligation, termination of any agreement or adjustment entered into by the Parties; (vi) result in any Adverse Material Effect in relation to any of the Parties.

6.6.1. Without prejudice to the above provisions, Elo represents and warrants that (i) the present Agreement is and shall remain, fully in accordance with the provisions foreseen in the Regulations, subject to approval of the Central Bank, under the terms of the regulation applicable and (ii) any change promoted by the Central Bank, to the Regulations shall be made on good-faith, considering the reasonability in the performance of the businesses.

6.7.    The exercise, by the Participant and by Elo, of the Services provided for in the present Agreement shall be conducted by the Work Team of the Participant or Elo’s, as applicable, whose fiscal, social security and labor responsibilities shall be under the exclusive responsibility of these, including all and any expenses, either arising from transportation (by air and/or land), stay and/or meals. By “Work Team” it should be understood the employees, agents, subcontracted personnel, directors, partners and any other employee of the Participant or Elo’s, involved, directly or indirectly, in the exercise of such function.

6.8.    The Parties hereby represent, for all legal purposes and under the law, to be the sole employers and/or entities responsible for their respective workers assigned to perform the services provided for within the framework of the present Agreement and, in such quality, they assume the responsibility for compliance with the entire labor, social security, tax and civil legislations, as well as of any other nature, including for payment of all federal, state, municipal and autarchic taxes and for compliance with the collective labor norms already existing or which come to be created during the validity of the present Agreement, relative to the performance of the functions object of the present Agreement, exempting the other Party from such responsibility, even if by judicial decision it comes to be declared the joint and several and/or subsidiary responsibility of the latter.

6.9. The Parties hereby represent and warrant to one another that they hold the property or the right to use all and any patents, applications for patent, trademarks, either registered or not, applications for trademark registration, copyrights, author’s rights, including copyrights on software, industrial drawings, utility models, business or industry secrets and non-patented know-how or technology which constitute business or industry secrets to be used under the terms of the present Agreement for the carrying out of the Services (“Intellectual Property”). The Intellectual Property to be used and/or provided by either Parties under the terms of the present Agreement, as well as its use or utilization for the carrying out of the Services, does not constitute nor shall it characterize violation to or undue appropriation of any patent, copyright or any other Intellectual Property of any third parties.

6.10.     The present Agreement does not generate any type of exclusivity between the Parties.

CLAUSE VII

Secrecy and Confidentiality

7.1. Given the nature of the Parties’ activities, the object of the present Agreement and because it is so agreed, the Parties acknowledge that, in the exercise of their attributions, they might voluntarily or involuntarily have access (“Receiving Party “) to exclusive or confidential information of the other Party, of their clients or of third parties (“Disclosing Party”) and, therefore, they bind themselves and the persons related to them to maintain the most absolute secrecy, refraining from copying, reproducing, selling, assigning, licensing, commercializing, alienating, transferring or disposing of all and any Confidential Information, under the penalty of bearing any losses and damages it causes due to violation to the provisions of this Clause, without prejudice to the possible application of fine.

7.1.2    Considering that in the processing of the transactions carried out within the framework of the Elo Payment Arrangement there shall be shared with Elo information which is or might come to be considered sensitive in terms of competition, Elo shall ensure to the Participant that its information considered competitively sensitive shall not be accessed by third parties, including by institutions which operate in the same segment as the Participant, including to those affiliates which hold a shareholding relation with Elo (“Elo Group” and “Information Barrier”, respectively).

7.1.3    The purpose of the Information Barrier is to ensure adequate treatment of the information shared by the Participant with Elo, under the guarantee that (i) the information shall be accessed only by persons authorized for the purpose of processing the purchase transactions captured, either directly or indirectly, by the Participant, being forbidden the utilization for any purpose other than those provided for in Elo Payment Arrangements, either by Elo or by any company of the Elo Group; (ii) the integrity of the information provided shall be maintained; (iii) the methods used in the information processing shall be secured; and (iv) the information shall be stored in an environment segregated from Elo Payment Arrangements, being that the access to the information competitively sensitive shall only be allowed to Elo.

7.1.4.    The compliance with the provisions in Clause 7.1.3. above shall be ensured upon the adoption of information segregation mechanisms which shall prevent access by non-authorized persons, without prejudice to the right attributed to the Participant, under the terms of clause 4.1, item (v) and 4.1.1.

7.2.     The Parties shall neither have nor shall they claim any right in relation to the Confidential Information of the other Party. No Confidential Information of the other Party shall be disclosed or assigned, at any title, to third parties, so considered including those belonging to the same economic group of the Parties, either by acts or omissions of the Party which received it, or of its administrators, employees or contracted personnel. Elo’s and the Participant’s Confidential Information shall not be used by the other Party for any purpose other than for the direct execution of the Services, and for participation of the Participant in Elo Payment Arrangements. The disclosure restriction provided for in this Clause VII is extended to the employees and the Party’s contracted personnel which received the Confidential Information.

7.3.     The Parties shall use all the necessary care to prevent the disclosure to third parties of any Confidential Information of the other Party. In case of any disclosure or misleading of any Confidential Information of the Disclosing Party, the Receiving Party shall immediately inform the Disclosing Party as soon as it becomes aware of such fact.

7.4.     The duty of secrecy and confidentiality provided for in this Clause shall remain in force even after termination or extinction of this Agreement for a period of 60 (sixty) months from the date of its termination or extinction, except for the data and information of the Participants of Elo Payment Arrangements and/or their Clients or others protected by bank secrecy, which for their nature must have the secrecy preserved on a permanent basis.

7.5.     Upon extinction or termination of the present Agreement, each of the Parties shall return or destroy, as instructed by the other Party, all the material in any media that contains, refers to or is related to the Confidential Information of the other Party, and can retain copies only (i) of what is legally required or necessary to prove the compliance with the present Agreement; or (ii) in accordance with Elo’s or the Participant’s internal policies of document retention, in which case the obligations of confidentiality herein provided for shall continue in force.

7.6.     The duty of secrecy set forth in this Clause shall not apply to any information that the Receiving Party can prove that (i) at the time of its disclosure, was of public domain; (ii) after its disclosure, is published or otherwise becomes of public domain without being by fault of the Parties; (iii) has been received after disclosure by third parties with legal right to disclose such information without any obligation to restrict its use or additional disclosure; (v) has been independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party; or (vi) must be disclosed by the Receiving Party by force of a request issued by any Governmental Authority.

7.7.     In case any of the Parties is forced to disclose any Confidential Information as required by any Law or upon request of any Governmental Authority, the Receiving Party must, immediately upon receipt of such request and before disclosing it, inform such fact to the Disclosing Party and cooperate, if requested, to prevent the disclosure of such Confidential Information and adopt the legal measures requested by the Disclosing Party which are necessary to protect the information. In case the referred to legal measures are not applicable, possible or have no effect, the Receiving Party must inform only what has been legally requested and shall endeavor its best efforts to obtain the necessary protection or any other reliable guarantee that the disclosed information shall receive the same confidential treatment given to the Confidential Information.

7.8.     Without prejudice to the provisions of this Clause with respect to the Confidential Information on the Purchase Payment Transactions carried out by the Users and/or by the ECs accredited by the Participant, the latter shall be fully responsible for the secrecy of such Confidential Information and shall handle and store it in such a way that always protects it, through the adoption and constant review of its internal procedures and the technology used and Elo shall be equally responsible for the secrecy of all the information which it has access to, as provided for under the regulations in force.

7.9.     The Parties represent to be aware of and bind themselves to comply with all the provisions of the document “Security Assessment Requirements and Procedures” issued by the company PCI Security Standards Council, LLC, irrevocably and irreversibly assuming full and entire liability for any personal, moral or material damages and losses that might be suffered by the other Party or by third parties as a result of non-observance of the “Security assessment requirements and procedures” on the part of the Participant or Elo, their employees or contracted personnel.

CLAUSE VIII

Elo Rights

8.1. Elo might require the Participant to annually contract the audit it indicates, at the Participant’s expense, provided that at reasonable prices practiced in the market, for verification of the full compliance with the rules contained in the Arrangement Manuals and Regulations. The audit shall be carried out within a maximum of 30 (thirty) working days after formalization of Elo’s request to the Participant, and the result of such work, duly validated by the one responsible, shall be delivered to Elo, with copy to the Participant.

8.2.     Without prejudice to the provisions in the previous Clause, Elo reserves itself the right to carry out additional audits, at the expenses of the Participant, provided that on a justified form, to be conducted by itself or by third parties contracted by it, and/or demand information and additional documents from the Participant, provenly necessary for the execution of the audit.

8.3.    In addition to the obligations contained in the previous Clauses, the Participant shall be subject to an annual evaluation to be conducted by Elo, or by third parties appointed by it, at the Participant’s expense, with an aim at confirming the compliance with the terms of the present Agreement.

8.4. It is hereby assured to Elo the right, at any time and upon prior notice addressed to the Participant within at least 30 (thirty) days in advance, to conduct, at the Participant’s expense, local assessments, due diligences, and other certification procedures, including audits, strictly necessary to prove the compliance with the current regulations and legislations in force, under the terms of the present Agreement, especially the obligations related to (i) fraud control process, (ii) prevention to money laundering, combat to terrorism and anti-corruption laws, (iii) contingency and disaster recovery plan, (iv) contingency plan; (v) information security; and (vi) periodic screening of the Commercial Establishments to verify their inclusion in the Office of Foreign Assets Control (OFAC) lists.

8.5.    Elo can, at its sole discretion, disaccredit the Participant which misrepresents the purpose of using Elo Payment Instruments, as provided for in the present Agreement, in the Regulations and in the rules applicable to the use and commercialization of Elo Payment Instruments, as well as to require the Participant to disaccredit ECs that act in that same way.

8.5.1.    In case of occurrence of any situation which supposedly caused the disaccreditation of the Participant, Elo should notify it to present information and verify the grounds of the situation based on the principles of the contradictory and of the due legal proceedings.

8.6.    The Participant which omits relevant information or practices any non-competitive or discriminatory act that impairs the proper functioning of the Elo Payment Arrangements shall be subject to warning, suspension, fine and/or exclusion from the Elo Payment Arrangements, at Elo’s discretion, and based on the recurrence and severity of the non-compliance.

CLAUSE IX

USE OF THE BRANDS

9.1.    The Parties agree that, within the framework of the present Agreement, their respective Brands can be used, recognizing and agreeing that:

(i)	All and any form of utilization of the other Party’s Brands must be previously approved by the Party which the respective Brand belongs to;

(ii)	It is forbidden to one Party to assign, license, sell, negotiate or otherwise transfer the utilization of the other Party’s Brand to any third parties;

(iii)

Must ensure the good use of the other Party’s Brand and bind themselves to prevent the utilization of the other Party’s Brand in operations or services: (i) offensive or injurious to ethics, morality and good manners; and/or (ii) that could denigrate the integrity and reputation of the Brand; and/or (iii) that in any way result in violation to the provisions of the Brazilian law, especially those dealing with consumer protection and/or which in any way discriminates the Brand in any of its products; and

(iv)	They shall not use the other Party’s Brand differently from what has been approved by the Party which the respective Brand belongs to.

9.2.     Without prejudice to what is described above, the Participant binds itself to use Elo’s name and Brands only and exclusively to promote the acceptance of the Payment Instruments issued by it, respecting the characteristics of the Brands, Elo’s intellectual property rights and the applicable legislation.

CLAUSE X

Validity and Rescission

10.1.     The present Agreement enters into effect on the date of its signature and shall remain in force for undetermined time, but can be terminated at any time, by either Party and without the incidence of any charge or penalty, upon 90 (ninety)-day previous notice.

10.2.    The present Agreement can be terminated with immediate effects, at any time, by either Party, or whenever required under the law, in the occurrence of any of the following circumstances:

(i)	failure to pay or late payment by Elo, which exceeds the deadline of 30 (thirty) days from its respective due date;

(ii)

non-compliance with any of the obligations agreed between the Parties under the terms of the present Agreement, which is not duly corrected within 15 (fifteen) days after notification in writing from the other Party;

(iii)	non-compliance with the obligations relative to the use of the Elo Brand;

(iv)	violation or inaccuracy of any representation or warranty provided in the present Agreement not solved within 15 (fifteen) days after written notification from the other Party;

(v)	act of God or major force which persists for over 30 (thirty) days, making the execution of the present Agreement impossible;

(vi)

decree of bankruptcy, (judicial or extrajudicial) recuperation, liquidation process, intervention or submission to the Regime of Temporary Administration – RAET or any similar proceeding involving the other Party;

(vii)	non-compliance by the Accreditor with its obligations relative to the procedure for processing and liquidation of ECs operations;

(viii)	if the Accreditor undergoes a significant change of control, merger or consolidation with any other Party resulting in the transfer of control to a competitor of Elo;

(ix)	exclusion of the Accreditor from the Elo Payment Arrangements, under the terms of Chapter VIII—Penalties Applied, of the Regulations; or

(x)	if the Accreditor discriminates the Elo Brand in any form. It shall not be considered as discrimination of the Elo Brand the carrying out of trade and/or incentive actions with third parties;

10.3.     The termination of the present Agreement does not release the Parties from complying with any obligations which, due to their nature, extend beyond the expiration or termination of the Agreement, which shall remain in force until they are fulfilled.

10.4    Without prejudice to the terms and conditions for termination of participation provided for in the Regulations and in the present Agreement, Elo shall ensure to the Participant the right to set a plan to conclude its activities in case of contract rescission (run-off), the deadlines and conditions of which shall be negotiated on good-faith between Elo and the Participant, except for the application of the disaccreditation penalty.

CLAUSE XI

Indemnification

11.1.     Without prejudice to the penalties which are part of the Manual of Tariffs of Elo Payment Arrangements, applicable to the cases of non-compliance with the obligations which are part of the Regulations, of the Arrangement Manuals and of the present Agreement, each of the parties agrees to indemnify and keep the other Party released from all and any direct losses and damages or direct losses which, provenly and exclusively, they cause to the other Party as a result of their participation in the Elo Payment Arrangements and the service provision object of the present Agreement, including those resulting from non-compliance with the obligations relative to the use of the Elo Brands. The liability assumed by each of the Parties before the other Party for the losses, damages and direct losses that they bind themselves to indemnify includes the amounts demanded by third parties, and does not include, in any way, loss of profits and indirect losses or damages, at any title.

11.2.     The indemnification provided for in Clause 11.1 additionally applies to events that have specific penalties and indemnities provided for in the Regulations, such as the penalties provided for in Chapter VIII—Penalties Applied, of the Regulations.

CLAUSE XII

General Provisions

12.1.    The Parties agree and represent that all the terms and conditions under the present Agreement are valid and binding since the date of signature of this Agreement, being the Parties bound as established herein.

12.2.    The communications and/or notifications between the Parties arising from this Agreement shall be made by registered letter or electronic mail (e-mail) with acknowledgment of receipt, to the addresses indicated below. Either Party can change the address to which the communications/notifications are to be forwarded and inform the other Party of the new address.

If to ELO:

Elo Serviços S.A.

Alameda Xingu, no. 512, 5th floor, Alphaville, Barueri

E-mail: marques@elo.com.br

Attn.: Mr. Marcelo Marques

If to the Participant:

Pagseguro Internet S.A.

Avenida Brigadeiro Faria Lima, no. 1384, 10th floor.

CEP: 01451-001

E-mail: amagnani@uolinc.com

Attn.: Alexandre Magnani

12.3.    The present instrument shall be governed and interpreted under the Laws of the Federative Republic of Brazil.

12.4.    No modification, waiver or change to any terms, conditions or provisions now agreed in the present Agreement shall enter into effect except and until formalized by an amendment duly signed by the Parties or by their legal representatives.

12.5.     Elo is allowed to assign or transfer, fully or partially, the rights and obligations arising from the present Agreement, upon previous communication in writing to the Participant. The assignment of the rights and obligations arising from the present Agreement shall be allowed to the Participant to a Related Person without previous and express authorization in writing by Elo. In this case, Elo shall be notified within 60 (sixty) days in advance and the Related Person must necessarily belong to PagSeguro Group and meet the technical-operational requirements stipulated in the regulations in force, in the present Agreement and in Elo Manuals. For the purpose of this clause, Related Person shall be considered colligated, controlled, controlling companies or those under the same shareholding control as the Participant.

12.6.    Any tolerance or omission by any of the Parties shall not imply waiver, pardon, novation or change to what is adjusted in the present Agreement, as well as waiver to demand compliance with the provisions contained herein or of the right to request in the future the complete execution of each of the obligations set forth in the present Agreement.

12.7.    No provision under the present instrument shall be interpreted so as to place the Parties in a relationship of partners, associated, members of any consortium, holders of commodatum, joint venture members or holders of joint and several or subsidiary liability, as well as neither Party shall be entitled to provide guarantee or make any representation on behalf of the other, forcing or binding it, except in relation to what is agreed upon in the present Agreement.

12.8.    If any provision in this Agreement is declared or considered to be unlawful, unenforceable or void, under the terms of the applicable legislation, both Parties shall be released from complying with the obligations set forth in the referred to provision, but only to the extent that such provision is unlawful, unenforceable or void. In the event of the foregoing, the Parties, by mutual agreement, shall amend the present Agreement, modifying that provision, to the extent necessary to render it legal and enforceable, while preserving its purpose or, if this is not possible, replacing it by another provision that is legal and enforceable, and which reaches the same objective.

12.9.    If any provision contained in the present Agreement is subsequently considered void, unlawful or unenforceable, the enforceability of the remaining provisions shall not be affected or impaired.

12.10.    The present Agreement, together with all its Attachments, constitutes the entire agreement between the Parties with respect to its object and supersedes all previous proposals, negotiations, discussions and understandings between the Parties with respect to the object of the present Agreement.

12.11. Any litigation arising from the present Agreement or related to it shall be resolved by arbitration, managed by the Center of Arbitration and Mediation of the Chamber of Commerce Brazil-Canada, in accordance with its regulations, with the arbitration court being formed by three arbitrators. The arbitration shall be headquartered in São Paulo/SP and conducted in the Portuguese language, observing the confidentiality of the proceeding.

12.1.1 All the expenses and fees related to the arbitration, as well as arbitrators’ and experts’ fees shall be borne by the defeated Party.

12.11.2 For the exclusive purposes of any coercive or urgent measure, as long as the arbitration tribunal is not constituted, the Parties elect the court of the district of São Paulo/SP as the one exclusively competent for that.

12.12    The conditions of the present Agreement are also valid for the successors of the Parties.

Page of Signatures of the Agreement for Accreditor Participation in Elo Payment Arrangements, entered into by Elo Serviços S.A. and PagSeguro Internet S.A. on February 13, 2019.

AND IN WITNESS WHEREOF, the Parties signed the present Agreement in 2 (two) counterparts, in the presence of the undersigned witnesses.

Barueri, February 13, 2019.

ELO SERVIÇOS S.A.

1.	/S/ CARLOS ALBERTO C. MOREIRA JR.	2.	/S/ EDUARDO CHEDID
Name:	Carlos Alberto C. Moreira Jr.	Name:	Eduardo Chedid
Position:	Executive Director of Business and Product Development	Position:	President

PAGSEGURO INTERNET S.A.

1.	/S/ CARLOS ALBERTO C. MOREIRA JR.	2.	/S/ RENATO BERTOZZO DUARTE
Name:	Carlos Alberto C. Moreira Jr.	Name:	Renato Bertozzo Duarte
CPF:	289.059.258-80	CPF:	212.549.598-82

		3.	/S/ RICARDO DUTRA
		Name:	Ricardo Dutra
		CPF:	194.681.388-52

Witnesses:

1.	/S/ NATHALIA C. R. DE FARIA	2.	/S/ LEANDRO [ILLEGIBLE]
Name:	Nathalia C. R. de Faria	Name:	Leandro [illegible]
RG:	30533696-4	RG:	21.334.302-4